EXHIBIT 99.2.1

ZelnickMedia Corporation
650 5th Avenue
New York, New York 10019

Ladies and Gentlemen:

In connection with the agreement dated as of March 4, 2007 (the “Agreement”) by and among ZelnickMedia Corporation (“ZelnickMedia”) and each of the undersigned (each an “Interested Party” and collectively, the “Interested Parties”), with respect to proposed changes in the board of directors of Take-Two Interactive Software, Inc. (“Take-Two”) and the engagement of ZelnickMedia to provide financial and management consulting services to Take-Two, each of the Interested Parties severally agrees as of March 23, 2007 with ZelnickMedia to the amendment of the Agreement (this “Amendment”) as follows:

1. Definitions. Capitalized terms used herein and not defined upon first usage shall have the meanings assigned such terms in the Agreement.

2. Amendment.

(a) In the paragraph immediately following Section 1(b) of the Agreement, the definition of “Meeting” shall be amended to read “that certain meeting of the stockholders of Take-Two currently contemplated to be held on March 29, 2007, and any adjournments or postponements thereof.”

(b) A new paragraph (d) is appended to the end of Section 2 of the Agreement as follows:

“(d) execute and deliver, on behalf of itself and its Affiliated Current Shareholders, as promptly as practicable after the Meeting, two written consents of stockholders, for the purpose of acting without a meeting, without prior notice and without a vote, in accordance with the certificate of incorporation and by-laws of Take-Two, on the terms and subject to the conditions described in, and substantially in the form attached to, the Group Schedule 13D as on file at the time of the Meeting.”

(c) The word “and” is deleted from the end of paragraph (b) of Section 2 of the Agreement.

(d) The word “; and” is added to the end of paragraph (c) of Section 2 of the Agreement.

(e) In clause (x) of the first sentence of Section 9 of the Agreement, the date “March 28, 2007” shall be deleted and the date “April 2, 2007” shall be inserted.

3. Effect on Remainder of Agreement. Except to the extent modified in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect.

4. Counterparts. This Amendment may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered on the date and year first above written.

ZELNICKMEDIA CORPORATION

By:	/s/ BEN FEDER
Name: Ben Feder Title: Vice President

INTERESTED PARTY

OPPENHEIMERFUNDS, INC.*

By:	/s/ CHRISTOPHER LEAVY
Name: Christopher Leavy Title: Senior Vice President

*In addition to shares of Common Stock reported by OppenheimerFunds, Inc. in the Agreement as on loan or otherwise unavailable to vote, as of February 26, 2007, OppenheimerFunds, Inc. advisory clients with whom OppenheimerFunds, Inc. shared the power to vote or direct the vote had 3,117,020 shares on loan.

INTERESTED PARTY

D. E. SHAW VALENCE PORTFOLIOS, L.L.C. By: D. E. Shaw & Co., L.P., as managing member

By:	/s/ ERIC WEPSIC
Name: Eric Wepsic Title: Managing Director

INTERESTED PARTY

S.A.C. CAPITAL ADVISORS, LLC

By:	/s/ PETER NUSSBAUM
Name: Peter Nussbaum Title: Authorized Signatory

INTERESTED PARTY

TUDOR INVESTMENT CORPORATION

By:	/s/ ANDREW S. PAUL
Name: Andrew S. Paul Title: Managing Director and General Counsel